Exhibit 99.1

Guess?, Inc. Appoints Thomas J. Barrack, Jr. to Its Board of Directors

LOS ANGELES, May 26, 2023 - Guess?, Inc. (NYSE:GES) today announced the appointment of Thomas J. Barrack, Jr. as an independent director to the Company’s Board. Mr. Barrack, Founder and former Executive Chairman and CEO of Colony Capital, Inc., now known as DigitalBridge Group, Inc., joined the Guess Board effective May 24, 2023. Mr. Barrack will also serve on the compensation committee of the Board.

Alex Yemenidjian, Chairman of the Board, commented, “We are excited to welcome Tom back to the Guess Board. In addition to extensive global real estate and investment expertise, he brings a significant track record of executive leadership as well as years of experience serving on other public and private company boards. We look forward to benefitting from Tom’s insights as we continue to execute on our strategic initiatives and deliver enhanced value for our shareholders.”

About Thomas J. Barrack, Jr.

Mr. Barrack is the Founder and former Executive Chairman and CEO of Colony Capital, Inc. (“Colony Capital”), now known as DigitalBridge Group, Inc. Prior to founding Colony Capital in 1991, Mr. Barrack was a Principal with the Robert M. Bass Group, the principal investment vehicle of Mr. Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. In 2010 French President Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur.

About Guess?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 29, 2023, the Company directly operated 1,043 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 545 additional retail stores worldwide. As of April 29, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.